EXHIBIT 21

Subsidiaries of the Registrant

The following is a list of the significant subsidiaries of the Registrant as of August 1, 2014, all of which are wholly-owned:

Parent	State of Incorporation

Cracker Barrel Old Country Store, Inc.	Tennessee

Subsidiaries

CBOCS Distribution, Inc.
(dba Cracker Barrel Old Country Store)	Tennessee
CBOCS Properties, Inc.
(dba Cracker Barrel Old Country Store)	Michigan
CBOCS West, Inc.
(dba Cracker Barrel Old Country Store)	Nevada
Rocking Chair, Inc.	Nevada
CBOCS Texas, LLC
(dba Cracker Barrel Old Country Store)	Tennessee